EXHIBIT 10.31
PARTNERSHIP INTEREST PURCHASE AGREEMENT
     THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 29th day of December 2006, by and between STONERIDGE, INC., an Ohio corporation (the “Corporate Seller”), HERITAGE REAL ESTATE FUND V, LLC, a Maryland limited liability company (the “Purchaser”).
EXPLANATORY STATEMENT
     The Corporate Seller owns a 30% general partnership interest (the “Corporate Seller’s Interest”) in Industrial Development Associates Limited Partnership, a Maryland limited partnership (the “Company”). The Corporate Seller is currently a general partner of the Company. The Corporate Seller desires to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase all of the Corporate Seller’s Interest on the terms and subject to the conditions hereinafter contained.
     NOW THEREFORE, intending to be legally bound, the parties hereby covenant, promise, agree, represent and warrant as follows:
     1. Purchase and Sale of the Corporate Seller’s Interest.
          1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, the Corporate Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Corporate Seller, the Corporate Seller’s Interest.
          1.2 Purchase Price. The Purchaser shall pay, in full, at Closing (defined below) to the Corporate Seller the purchase price of $1,035,000, in cash, for the Corporate Seller’s Interest.
     2. Closing. Provided all conditions have been satisfied or waived, the closing of the purchase and sale of the Corporate Seller’s Interest (the “Closing”) shall occur on or before December 29th, 2006 at a time and place mutually agreed upon among the parties. After the Closing the Corporate Seller shall immediately cease to be a general partner and limited partner of the Company and shall have no further duties or obligations to the Company.
     3. Condition Precedent to Closing.
          3.1 Execution of Documents. The parties shall have executed all documents necessary to give effect to and permit the transactions contemplated in this Agreement, including an amendment of the Company’s Limited Partnership Agreement permitting the sale of the Corporate Seller’s Interest to the Purchaser, which shall be prepared by the Purchaser’s counsel and which shall be acceptable to counsel for the Corporate Seller. The representations and warranties made by both parties in this Agreement shall be true and correct on and as of the date of Closing as if fully made at that time.
     4. Representations and Warranties.
          4.1 Ownership of Seller’s Interest. The Corporate Seller represents and warrants that (i) it owns, and has good, valid and transferable title to all of the Corporate Seller’s Interest, (ii) upon consummations of the transactions hereby the Purchaser will own the Corporate Seller’s Interest free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind, and (iii) assuming satisfaction of the conditions set forth in Section 3.1, it has the right to sell, assign, transfer and deliver the Corporate Seller’s Interest in accordance with the terms of this Agreement.
          4.2 Authority and Enforceability. The Corporate Seller represents and warrants that (i) it has the power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by the Corporate Seller as contemplated hereby, (ii) the Corporate Seller has the power and authority to consummate the transactions contemplated hereby, (iii) the execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by the Corporate Seller as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Corporate Seller Board of Directors and no other action on the part of the Corporate Seller is necessary to authorize the execution, delivery and performance of this Agreement, (iv) this Agreement and all other instruments and agreements to be executed and delivered by Corporate Seller as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, have been, or, as the case may be, shall have been, duly executed and delivered by Corporate Seller and are or, as the case may be, will be valid and binding obligations of Corporate Seller, enforceable in accordance with their terms, and (v) the Corporate Seller is an Ohio corporation validly existing and in good standing under the Laws of the State of Ohio.
          4.3 Existence and Good Standing of Purchaser; Power and Authority . The Purchaser represents and warrants that (i) the Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) the Purchaser has the power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby, (iii) the Purchaser has the power and authority to consummate the transactions contemplated hereby, (iv) the execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser’s Managing Member and no other actions on the part of the Purchaser are necessary to authorize the executio n, delivery and performance of this Agreement and such other instruments and agreements by it and the consummation of the transactions contemplated hereby and thereby, (v) this Agreement and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by the Purchaser and shall be valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms.
          4.4 Due Organization. The Purchaser represents and warrants that the Company is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Maryland.
     5. Post-Closing Covenants. After Closing, the Purchaser assumes and agrees to discharge when due all indebtedness which encumbers any of the assets of the Company for which the Corporate Seller has liability or has guaranteed or will have secured the release from such indebtedness of the Corporate Seller. The Purchaser shall indemnify and hold harmless the Corporate Seller for the Purchaser’s failure to discharge any such indebtedness or obligations. With respect to the period following the Closing, the Purchaser and the Corporate Seller agree that if any furthe r action is necessary or desirable to car ry out the purposes of this Agreement at any time after the Closing, the Purchaser and the Corporate Seller will take such further action (including the execution and delivery of such further instruments and documents) as reasonably requested, all at the sol e cost and expense of the requesting party.
     6. Indemnification.
          6.1 Corporate Seller’s Indemnification. The Corporate Seller covenants and agrees to indemnify, defend and hold harmless the Purchaser from any and all claims, demands, causes of actions, proceedings, assessment, judgments, damages, costs and expenses (including, without limitation, attorneys’ fees and court costs as incurred), deficiencies, settlem ents and investigations which may arise out of or as a result from or are based upon any materi al breach of Corporate Seller’s representations, warranties, and covenants set forth herein.
          6.2 Purchaser’s Indemnification. The Purchaser covenants and agrees to indemnify, defend and hold harmless the Corporate Seller from any and all claims, demands, causes of actions, proceedings, assessment, judgments, damages, costs and expenses (including, without limitation, attorneys’ fees and court costs as incurred), deficiencies, settlem ents and investigations which may arise out of or as a result from or are based upon any material breach of the Purchaser’s representations, warranties, and covenants set forth herein.
          6.3 Survival. The representations and warranties of the Corporate Seller and the Purchaser in this Agreement or in any document delivered pursuant hereto, shall survive Closing for eighteen (18) months after Closing.
     7. Default.
          7.1 Default by Corporate Seller. If the Corporate Seller fails to perform its obligations to make full settlement in accordance with the terms hereof, or makes any misrepresentation in this Agreement, or otherwise breaches this Agreement, the Purchaser may avail itself of any legal or equitable rights, including specific pe rformance, and the Corporate

Seller shall, in such event, be liable to the Purchaser for all of the Purchaser’s out-of-pocket costs and reasonable expenses incurred in connection with this Agreement.
          7.2 Default by Purchaser. If the Purchaser fails to perform its obligations to make full settlement in accordance with the terms hereof, or makes any misrepresentation in this Agreement, or otherwise breaches this Agreement, the Corporate Seller may avail itself of any legal or equitable rights, including specific performance, and the Purchaser shall, in such event, be liable to the Corporate Seller for all of the Corporate Seller’s out-of-pocket costs and reasonable expenses incurred in connection with this Agreement.
     8. Miscellaneous.
          8.1 Closing Costs. Each party shall bear the expense of its own counsel, consultants and accountants. Any transactional expenses shall be paid by the Purchaser.
          8.2 Notices. All notices, requests, demands, consents and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, (b) by any overnight delivery service, or (c) by certified or registered U.S. mail, return receipt requested, postage prepaid, to the following addresses:

(i)	If to Corporate Seller:	Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484

	With a copy to:	Robert M. Loesch, Esquire
Baker & Hostetler
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114

(ii)	If to the Purchaser:	Heritage Real Estate Fund V, LLC
c/o Heritage Properties, Inc.
501 Fairmount Avenue, Suite 300
Towson, Maryland 21286

	With a copy to:	C. Laurence Jenkins, Jr., Esquire
Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, Maryland 21201
or to such other address of which written notice in accordance with this Section 8.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 8.2 and shall be deemed received when given in such manner.
          8.3 Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.
          8.4 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.
          8.5 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns, if any.

          8.6 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
          8.7 Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.
          8.8 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
          8.10 Applicable Law. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Maryland.
[Signature page follows]

          IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, the parties hereto have executed and delivered this Agreement on the date first above written.

CORPORATE SELLER:

STONERIDGE, INC.

By:	/s/ GEORGE E. STRICKLER

Name:	George E. Strickler
Title:	Executive Vice President and Chief Financial Officer

PURCHASER:

HERITAGE REAL ESTATE FUND V, LLC

By:	Heritage Properties, Inc.,
its Managing Member

By:	/s/ MICHAEL J. BATZA, JR.

Name:	Michael J. Batza, Jr.
Title:	C.E.O. and Chairman of the Board of Directors